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                                                                       EXHIBIT 8

November 14, 2003

Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad Street
Philadelphia, PA   19102

Ladies and Gentlemen:

                  You have requested our opinion concerning certain federal income tax matters in connection with the preparation and filing by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the contemplated issuance by the Trust from time to time of up to $500,000,000 aggregate public offering price of (i) shares of beneficial interest in the Trust, par value $1.00 per share, (ii) preferred shares of beneficial interest in the Trust, (iii) senior debt securities of the Trust, (iv) senior subordinated debt securities of the Trust, (v) subordinated debt securities of the Trust, (vi) warrants to purchase such shares, preferred shares or debt securities as shall be designated by the Trust at the time of the offering, and (vii) units consisting of such shares, preferred shares, debt securities, warrants or any combination of those securities.

                  This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the prospectus included in the Registration Statement (the "Prospectus") and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

                  Based on the foregoing, we are of the opinion that:

                  1. For all years as to which the Trust's tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Trust's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.

                  2. The statements in the Prospectus set forth under the caption "Federal Income Tax Considerations," to the extent those statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

                  We express no opinion with respect to the matters described in the Prospectus other than those expressly set forth herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by a court.


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                  We hereby consent to the filing of this opinion with the
Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm in the Prospectus under the caption "Legal Matters." In giving this consent, we have not certified any part of the Prospectus and we do not admit that we otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                               Very truly yours,

                                               /s/ Drinker Biddle & Reath LLP

                                               DRINKER BIDDLE & REATH LLP